For: Alamo Group Inc.

	Contact:	Robert H. George
Vice President
830-372-9621
For Immediate Release

FD
Eric Boyriven/Alexandra Tramont
212-850-5600

ALAMO GROUP INC ANNOUNCES THE ELECTION OF NEW BOARD MEMBER

SEGUIN, Texas, March 10, 2011 -- Alamo Group Inc. (NYSE: ALG) Board of Directors are pleased to announce the election of Helen W. Cornell to the Board as a new independent director.  Ms. Cornell fills the vacancy on the Board created by the retirement of David H. Morris in November 2010.

Ms. Cornell, 52, was most recently Executive Vice President, Finance and CFO of Gardner Denver, Inc. (NYSE:GDI) until her retirement in November 2010.  She served with Gardner Denver for 22 years in various operating and financial capacities.  Gardner Denver is a leading global manufacturer of highly engineered products, including compressors, liquid ring pumps and blowers for various industrial, medical, environmental, transportation and process applications.  Ms. Cornell is a Certified Public Accountant and Certified Management Accountant.  Ms. Cornell also serves on the Board, Executive Committee and as Audit Committee Chair of privately owned Owensboro Grain Company.

Don Douglass, Alamo Group’s Founder and Chairman said, “We are delighted to have Helen join the Alamo Group Board of Directors. She brings a wealth of experience in working with manufacturing companies like ours, and we believe she will make significant contributions to the Board and the Company as we move forward.”

Alamo Group is a leader in the design, manufacture, distribution and service of high quality equipment for right-of-way maintenance and agriculture.  Our products include tractor mounted mowing and other vegetation maintenance equipment, excavators, street sweepers, vacuum trucks, snow removal equipment, pothole patchers, agricultural implements and related after-market parts and services. The Company, founded in 1969, has over 2,340 employees and operates eighteen plants in North America, Europe and Australia as of December 31, 2010.

The corporate offices of Alamo Group Inc. are located in Seguin, Texas and the headquarters for the Company’s European operations are located in Salford Priors, England.  The company website address is www.alamo-group.com.

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ALAMO GROUP INC ANNOUNCES THE ELECTION OF NEW BOARD MEMBER

This release contains forward-looking statements that are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995.  Forward-looking statements involve known and unknown risks and uncertainties, which may cause the Company’s actual results in future periods to differ materially from forecasted results. Among those factors which could cause actual results to differ materially are the following: market demand, competition, weather, seasonality, currency-related issues, and other risk factors listed from time to time in the Company’s SEC reports.  The Company does not undertake any obligation to update the information contained herein, which speaks only as of this date.

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